FORM OF ARTICLES OF INCORPORATION

                                                  EXHIBIT A-1

Industry Canada
                                        FORM 1
Canada Business               ARTICLES OF INCORPORATION
Corporations Act                        (SECTION 6)


1.   Name of Corporation

     EUA Cogenex-Canada Corporation

2. The place in Canada where the registered office is to be situated

     Regional Municipality of Ottawa-Carleton, Ontario

3. The classes and any maximum number of shares that the corporation is authorized to issue

     The Corporation is authorized to issue an unlimited number of shares of one class, designated as common shares.

4.   Restrictions, if any, on share transfers

     See Schedule "A".

5.   Number (or minimum and maximum number) of directors

     Minimum of one director, maximum of ten directors

6. Restrictions, if any, on business the corporation may carry on

     None

7.   Other provisions, if any

     See Schedule "B".

8.   Incorporators


     Name(s)             Address (include postal code) Signature

     J. Thomas Brett     288 Bayswater Avenue
                         Ottawa, Ontario K1Y 2H1


FOR DEPARTMENTAL USE ONLY                              Filed
Corporation No. __
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                          SCHEDULE "A"


The right to transfer shares of the Corporation is restricted and no shares shall be transferred without either:

(a) the consent of the directors of the Corporation expressed by a resolution passed by the directors; or

(b) the consent of the holders of the common shares for the time being outstanding expressed by a resolution passed by such shareholders.

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                          SCHEDULE" B"


1. The number of shareholders of the Corporation, exclusive of persons who are in its employment and exclusive of persons who, having been formerly in the employment of the Corporation, were, while in that employment, and have continued after termination of that employment to be, shareholders of the Corporation, is limited to not more than 50, two or more persons who are the joint registered owners of one or more shares being counted as one shareholder.

2. Any invitation to the public to subscribe for the securities of the Corporation is prohibited.

3. The board of directors may from time to time, in such amounts and on such terms as it deems expedient:

     (a)  borrow money on the credit of the Corporation;

     (b)  issue, reissue, sell or pledge debt obligations
          (secured or unsecured) of the Corporation;

     (c) give a guarantee on behalf of the Corporation to secure performance of an obligation of any person or body corporate; and

     (d) charge, mortgage, hypothecate, pledge or cede and transfer or otherwise create a security interest in all or any of the currently owned or subsequently acquired real or personal property of the Corporation, including book debts, rights, powers, franchises and undertakings, to secure any debt obligations or any money borrowed, or other debt or liability of the Corporation.

4. The board of directors may from time to time delegate to such one or more of the directors or officers of the Corporation as may be designated by the board all or any of the powers conferred on the board pursuant to paragraph 3 above to such extent and in such manner as the board of directors shall determine at the time of each such delegation.





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